Exhibit 4.12
Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended
The summary of the general terms and provisions of the registered securities of Wayfair Inc. (“Wayfair,” “we,” or “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (our “certificate of incorporation”) and our Amended and Restated By-laws (our “by-laws” and, together with our certificate of incorporation, our “Charter Documents”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We encourage you to read our Charter Documents and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
General
Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.001 per share (the “Class A common stock”), 164,000,000 shares of Class B common stock, par value $0.001 per share (the “Class B common stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Only our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Dividends
Subject to preferences that may be applicable to any outstanding shares of preferred stock and to the extent permitted by the Charter Documents, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. If a dividend is declared, it will be distributed pro rata to common stockholders on a per share basis.
Voting
Under the provisions of our certificate of incorporation, holders of our Class A common stock are entitled to one vote for each share of Class A common stock held by such holder on any matter submitted to a vote at a meeting of stockholders, and holders of our Class B common stock are entitled to ten votes for each share of Class B common stock held by such holder on any matter submitted to a vote at a meeting of stockholders. Our certificate of incorporation does not provide cumulative voting rights to holders of our common stock. The approval of corporate actions may also require the approval of the holders of any series of our preferred stock; however, our Class A common stock and Class B common stock will be the only type of capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our certificate of incorporation or the law requires otherwise.
Our by-laws provide that, except as required by law or our Charter Documents, all matters will be decided by the vote of the majority of the votes properly cast for such matter.
Other Rights
In the event of our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets and funds available for distribution to common stockholders, subject to the prior distribution rights of preferred stock then outstanding. Holders of Class A common stock have no preemptive, conversion or subscription rights. Holders of Class B common stock have the right to convert Class B shares into an equal number of shares of Class A common stock. Shares of Class B common stock shall automatically convert to an equal number of shares of Class A common stock if the shares of Class B common stock are ever transferred, except for transfers to permitted transferees for tax or estate planning purposes. There are no redemption or sinking fund provisions applicable to the common stock. There are no restrictions on the alienability of Class A common stock. We may issue additional shares of common stock, if authorized by our board of directors, without the common stockholders’ approval, unless required by Delaware law or the stock exchange on which our securities are traded. The issuance of additional shares could have the effect of diluting any earnings per share and the book value per share of outstanding shares of common stock. If we receive the appropriate payment, shares of common stock that we issue will be fully paid and nonassessable.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until such time as our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•diluting the voting power of the holders of common stock;

•reducing the likelihood that holders of common stock will receive dividend payments;

•reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•delaying, deterring or preventing a change in control or other corporate takeover.

No shares of preferred stock are outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.8 is filed as an exhibit.
Anti-Takeover Effects of Delaware Law and Provisions of our Charter Documents
Certain provisions of the DGCL and our Charter Documents contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.
Charter Document Provisions
Our Charter Documents include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•the ability of our Board to increase or decrease the size of the Board without stockholder approval;

•advance notice requirements for the nomination of candidates for election to our Board and for proposals to be brought before our annual meeting of stockholders;

•authorization of our Board to designate the terms of and issue new series of preferred stock without stockholder approval;

•non-cumulative voting for directors;

•establish that our board of directors is divided into three classes—Class I, Class II and Class III—with each class serving staggered terms; and

•limitations on the ability of our stockholders to call special meetings of stockholders.

Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 of the DGCL may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.
The provisions of Delaware law and our Charter Documents could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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